UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 21, 2003

Tularik Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28397 (Commission File Number)	94-3248800 (IRS Employer Identification No.)

1120 Veterans Blvd., South San Francisco CA (Address of principal executive offices)	94080 (Zip Code)

Registrant’s telephone number, including area code: (650) 825-7000

Two Corporate Drive, South San Francisco CA 94080

(Former name or former address, if changed since last report)

Item 5.  Other Events and Required FD Disclosure.

On May 21, 2003, Tularik Inc. publicly disseminated a press release announcing an oncology collaboration with Amgen Inc. pursuant to which Amgen will purchase 3.5 million newly-issued shares of Tularik common stock from Tularik, at $10 per share. Amgen has also agreed to purchase $40 million of newly-issued shares of Tularik common stock from Tularik over the next 3 years, at market prices.

Tularik also announced that Amgen has agreed to purchase outstanding shares of Tularik’s outstanding common stock from ZKB Pharma Vision AG. It is expected that Amgen will initially buy 6 million shares in the near term, and an additional 3 million shares following approval of regulatory agencies.

As a result of the initial shares purchased as part of the oncology collaboration and the initial purchase of 6 million shares from ZKB Pharma Vision AG, Amgen will hold an approximate 21.3% stake in Tularik. The foregoing description is qualified in its entirety by (i) the Stock Purchase Agreement between Tularik and Amgen, dated May 21, 2003, a copy of which is attached hereto as Exhibit 10.30 and (ii) Tularik’s press release dated May 21, 2003, a copy of which is attached hereto as Exhibit 99.1.

In connection with the collaboration and the issuance of Tularik’s common stock, the Board of Directors of Tularik approved an amendment to the Stockholder Rights Agreement between Tularik and Wells Fargo Bank Minnesota, N.A., dated December 11, 2002. The foregoing description is qualified in its entirety by the Amendment to Rights Agreement between Tularik and Wells Fargo Bank Minnesota, N.A., dated May 21, 2003, a copy of which is attached hereto as Exhibit 4.7.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)          Exhibits

4.7	Amendment to Rights Agreement between Tularik and Wells Fargo Bank Minnesota, N.A., dated May 21, 2003.

10.30	Stock Purchase Agreement between Tularik and Amgen Inc., dated May 21, 2003.

99.1	Press Release entitled “Amgen and Tularik Announce Oncology Collaboration; Amgen Acquires 20+% of Tularik Through Equity Investments and Purchase of ZKB Shares,” dated May 21, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TULARIK INC.

/s/ William J. Rieflin
Date: May 21, 2003	William J. Rieflin Executive Vice President, Administration Acting Chief Financial Officer

Exhibit Index

Number	Description

4.7	Amendment to Rights Agreement between Tularik and Wells Fargo Bank Minnesota, N.A., dated May 21, 2003.

10.30	Stock Purchase Agreement between Tularik and Amgen Inc., dated May 21, 2003.

99.1	Press Release entitled “Amgen and Tularik Announce Oncology Collaboration; Amgen Acquires 20+% of Tularik Through Equity Investments and Purchase of ZKB Shares,” dated May 21, 2003.